                                                                    EXHIBIT 11.1

                       HEALTH SYSTEMS DESIGN CORPORATION
                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                            THREE MONTHS ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Net loss..................................................  $(1,791)   $(1,426)
                                                            =======    =======
Weighted average common shares outstanding:
  Basic...................................................    6,734      6,678
                                                            =======    =======
  Fully Diluted...........................................    6,734      6,678
                                                            =======    =======
Net loss per common share:
  Basic...................................................  $ (0.27)   $ (0.21)
                                                            =======    =======
  Diluted.................................................  $ (0.27)   $ (0.21)
                                                            =======    =======

Net Income (Loss) Per Common Share:

    Basic net income (loss) per common share (Basic EPS) excludes dilution and computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income per common share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an antidilutive effect on net income per common share. In periods where losses are recorded, common stock equivalents would decrease the loss per share and are therefore not added to the weighted average shares outstanding.